Exhibit 99.1

FOR RELEASE:	IMMEDIATELY	CONTACT:	JAMES E. HURLBUTT
(847) 446-7500

STEPAN ANNOUNCES REDEMPTION OF OUTSTANDING CONVERTIBLE PREFERRED STOCK

NORTHFIELD, Illinois, June 12, 2013 -- Stepan Company (NYSE: SCL) (the “Company”) today announced that it will give notice on or about June 12, 2013, that it will redeem on August 9, 2013 (the “Redemption Date”), the remaining outstanding shares of its 5 1/2% Convertible Preferred Stock, no par value (the “Preferred Stock”). The redemption price is $25.00 per share.

Since the original issuance of the Preferred Stock in 1992, holders of a majority of the shares have elected to convert their shares into shares of the Company’s Common Stock, $1.00 par value (the “Common Stock”). Given the low number of remaining Preferred Stock, the Company determined that it is appropriate to eliminate this class of stock. The Company will then have only Common Stock as its only class of outstanding equity securities.

In lieu of redemption, at any time prior to 5:00 p.m. (EDT) on the Redemption Date, holders of the Preferred Stock may convert any or all of their shares of Preferred Stock into shares of Common Stock. The holders electing to convert their Preferred Stock will receive 2.2835 shares of Common Stock for each share of Preferred Stock, together with the cash payable with respect to fractional shares and accumulated and unpaid dividends up to the Redemption Date. Given the financial benefits of conversion, the Company anticipates that a significant percentage of the remaining holders will elect to convert their shares into Common Stock. Assuming that the market price of the Common Stock on the date of conversion is $54.52 per share (the closing price on June 11, 2013), the holder who converts one share of Preferred Stock would receive shares of Common Stock (including cash in lieu of a fractional share) with a market value of $124.50 rather than a redemption payment of $25.00. Preferred Stock holders who elect to convert to Common Stock will be eligible for the next Common Stock dividend provided they remain holders as of the Common Stock record date projected to be August 30, 2013 and subject to Board of Directors declaration.

A notice of redemption will be mailed to holders of record of the shares of Preferred Stock on or about June 12, 2013. Any questions relating to the notice of redemption should be addressed to the redemption agent at Computershare Trust Company, N.A.; Attention: Corporate Actions; 250 Royall Street; Canton, MA 02021; 1-855-396-2084 (1-781-575-2765 outside the United States and Canada).

Dividends on the Preferred Stock will cease to accrue, and the Preferred Stock will no longer be deemed outstanding from and after the Redemption Date. All rights of the holders of the Preferred Stock, except the right to receive the redemption price, will cease on and after the Redemption Date. Payment of the redemption price will be made after the Redemption Date, and will be made only upon surrender of a holder's certificates representing shares of the Preferred Stock.

ABOUT STEPAN COMPANY

Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation related products. The common and the convertible preferred stocks are traded on the New York Stock Exchange under the symbols SCL and SCLPR.

For more information about Stepan Company, please visit the Company online at www.stepan.com.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including among other things, completion of the proposed transaction with Bayer MaterialScience, These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or impliedThe most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, including the expenditures necessary to address and resolve environmental claims and proceedings, and general economic conditions. As to the proposed transaction, these risks also include satisfaction of conditions to closing the proposed transaction and achieving the anticipated benefits of the transaction. These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.